March 2023
Preliminary Terms No. 8,238
Registration Statement Nos. 333-250103; 333-250103-01
Dated March 2, 2023
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Currencies

Currency-Linked Notes due September 20, 2024

Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Eurozone euro + Japanese yen + British pound + Canadian dollar + Australian dollar

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying prospectus supplement for Currency-Linked Notes and prospectus, as supplemented or modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of an equally-weighted basket of five currencies relative to the U.S. dollar. The notes are for investors who are concerned about principal risk, but seek a currency basket-based return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 17, 2023
Original issue date:	March 22, 2023 (3 business days after the pricing date)
Maturity date:	September 20, 2024
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting	Refinitiv Page	Initial Exchange Rate
	Eurozone euro (“EUR”)	20%	USDEURFIXM=WM
	Japanese yen (“JPY”)	20%	USDJPYFIXM=WM
	British pound (“GBP”)	20%	USDGBPFIXM=WM
	Canadian dollar (“CAD”)	20%	USDCADFIXM=WM
	Australian dollar (“AUD”)	20%	USDAUDFIXM=WM
Payment at maturity:

The payment at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any

In no event will the payment at maturity be less than the stated principal amount.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Participation rate:	110%
Maximum payment at maturity:	None
Currency performance:

With respect to JPY and CAD:

1 – (final exchange rate / initial exchange rate)

With respect to EUR, GBP and AUD:

1 – (initial exchange rate / final exchange rate)

These formulas effectively limit the contribution of each basket currency to 100%, but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “Hypothetical Payouts on the Notes at Maturity—Example 2.”

Currency performance value:	Currency performance × weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:

With respect to JPY and CAD, the exchange rate on any relevant day is expressed as a number of units of the applicable basket currency per one U.S. dollar as reported by Refinitiv Ltd. (“Refinitiv”) on the page set forth in “Fact Sheet—Key Terms—Exchange rate” (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

With respect to EUR, GBP and AUD, the exchange rate on any relevant day is expressed as a number of U.S. dollars per one unit of the applicable basket currency as reported by Refinitiv on the page set forth in “Fact Sheet—Key Terms—Exchange rate” (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

Valuation date:	September 17, 2024, subject to adjustment for non-currency business days.
CUSIP / ISIN:	61774FBL5 / US61774FBL58
No listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $950.00 per note, or within $40.00 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$20(1)
		$5(2)	$975
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent a fixed sales commission of $20 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Currency-Linked Notes.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)	See “Use of proceeds and hedging” on page 10.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 17.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Currency-Linked Notes dated November 16, 2020	Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Investment Overview

The Currency-Linked Notes due September 20, 2024 Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar (the “notes”) offer 110% participation in the positive performance of an equally-weighted basket of five currencies (the “basket”) relative to the U.S. dollar.

If the basket as a whole has strengthened relative to the U.S. dollar as of the valuation date such that the basket performance is positive, the investment will return the stated principal amount plus 110% participation in the positive basket performance (e.g., a basket performance of 5% will result in a return of 5.50%).

However, if the basket has remained unchanged or has weakened such that the basket performance is zero or negative, you will receive only the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 1.5 years
Participation rate:	110%
Payment at maturity:

The payment at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any

In no event will the payment at maturity be less than the stated principal amount.

Basket performance:

The sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formulas:

With respect to JPY and CAD:

[1 – (final exchange rate / initial exchange rate)] × weighting

With respect to EUR, GBP and AUD:

[1 – (initial exchange rate / final exchange rate)] × weighting

These formulas effectively limit the contribution of each basket currency to 100%, but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “Hypothetical Payouts on the Notes at Maturity—Example 2.”

Maximum payment at maturity:	None
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $950.00, or within $40.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket currencies. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket currencies, instruments based on the basket currencies, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing,

March 2023	Page 2

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket currencies, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Basket Overview

The basket is an equally-weighted basket of five currencies.

Basket Information as of February 24, 2023
Basket Currency	Weighting	Quotation Convention	Initial Exchange Rate
Eurozone euro (“EUR”)	20%	# USD / 1 EUR
Japanese yen (“JPY”)	20%	# JPY / 1 USD
British pound (“GBP”)	20%	# USD / 1 GBP
Canadian dollar (“CAD”)	20%	# CAD / 1 USD
Australian dollar (“AUD”)	20%	# USD / 1 AUD

Historical Basket Performance January 1, 2018 to February 24, 2023

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2018 through February 24, 2023 assuming that the basket currencies are equally-weighted as set out above. The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period. The graph does not take into account the participation rate, nor does it attempt to show your expected return on an investment in the notes. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance. The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for each of JPY and CAD is expressed as the number of units of that currency per U.S. dollar.

➢	As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 130.00 reflects a strengthening of the JPY, relative to the USD, as compared to an exchange rate of 135.00.

➢	Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 140.00 reflects a weakening of the JPY, relative to the USD, as compared to an exchange rate of 135.00.

▪	The exchange rate for each of EUR, GBP and AUD is expressed as the number of U.S. dollars per unit of that currency. The inverse of the movements described in the preceding two paragraphs applies to the appreciation and depreciation of EUR, GBP and AUD.

➢	As a result, an increase in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date. An exchange rate of 0.80 reflects a strengthening of the AUD, relative to the USD, as compared to an exchange rate of 0.60.

➢	Conversely, a decrease in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date. An exchange rate of 0.48 reflects a weakening of the AUD, relative to the USD, as compared to an exchange rate of 0.60.

How Do the Currency Performance Formulas Work?

The currency performance formulas used to calculate the payment at maturity for the notes effectively limit the contribution of each basket currency to 100%, but do not limit the downside.

With respect to JPY and CAD, the currency performance is equal to 1 – (final exchange rate / initial exchange rate).

➢ In the example below, the Japanese yen strengthens from the initial exchange rate of 135.00 to the final exchange rate of 121.50, resulting in the currency performance of 1 – (121.50 / 135.00) = 10%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
135.00	121.50

➢ In the example below, the Japanese yen weakens from the initial exchange rate of 135.00 to the final exchange rate of 202.50, resulting in the currency performance of 1 – (202.50 / 135.00) = -50%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
135.00	202.50

➢ In the example below, the Japanese yen strengthens to the fullest extent possible from the initial exchange rate of 135.00 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001 / 135.00) = approximately 99.999%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
135.00	0.0001
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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

This example illustrates that, because the currency performance with respect to each of JPY and CAD is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each of JPY and CAD will be no greater than 100%. However, any possible decline in these basket currencies is not so limited as shown in the example below.

➢ In the example below, the Japanese yen is seriously devalued and weakens from the initial exchange rate of 135.00 to the final exchange rate of 810.00, resulting in the currency performance of 1 – (810.00 / 135.00) = -500%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
135.00	810.00

With respect to EUR, GBP and AUD, the currency performance is equal to 1 – (initial exchange rate / final exchange rate).

➢ In the example below, the Australian dollar strengthens from the initial exchange rate of 0.60 to the final exchange rate of 0.80, resulting in the currency performance of 1 – (0.60 / 0.80) = 25%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
0.60	0.80

➢ In the example below, the Australian dollar weakens from the initial exchange rate of 0.60 to the final exchange rate of 0.40, resulting in the currency performance of 1 – (0.60 / 0.40) = -50%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
0.60	0.40

➢ In the example below, the Australian dollar strengthens to the fullest extent possible from the initial exchange rate of 0.60 to the final exchange rate of 100,000 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.60 / 100,000) = approximately 99.999%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
0.60	100,000

This example illustrates that, because the currency performance with respect to each of EUR, GBP and AUD is calculated by subtracting the fraction equal to the initial exchange rate divided by the final exchange rate from 1, the maximum possible currency performance for each of EUR, GBP and AUD will be no greater than 100%. However, any possible decline in these basket currencies is not so limited as shown in the example below.

➢ In the example below, the Australian dollar is seriously devalued and weakens from the initial exchange rate of 0.60 to the final exchange rate of 0.10, resulting in the currency performance of 1 – (0.60 / 0.10) = -500%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
0.60	0.10

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency. Consequently, even if four of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fifth basket currency such that you receive only the stated principal amount at maturity.

The actual initial exchange rates and final exchange rates will vary from those used in the examples above.

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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Key Investment Rationale

The notes offer exposure to any positive basket performance and provide for the repayment of principal at maturity. The notes are for investors who are concerned about principal risk, but seek a currency basket-based return and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are unsecured obligations of MSFL, and all payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Repayment of principal	▪ The notes provide for the repayment of principal in full at maturity, subject to our credit risk.
Leveraged Performance	▪ The notes offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket.
Access	▪ Exposure to an equally-weighted basket of five currencies valued relative to the U.S. dollar.
Upside Scenario	▪ The basket performance is positive and, at maturity, the notes redeem for the stated principal amount of $1,000 plus 110% participation in the positive basket performance.
Par Scenario	▪ The basket performance is zero or negative and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 17)

Risks Relating to an Investment in the Notes

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity.

▪	The market price of the notes will be influenced by many unpredictable factors.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

▪	The amount payable on the notes is not linked to the value of the basket at any time other than the valuation date.

▪	Investing in the notes is not equivalent to investing directly in the basket currencies.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Basket Currencies

▪	The notes are subject to currency exchange risk.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes.

▪	Any underlying currency may be replaced by another currency following a succession event.

▪	Even though currencies trade around the clock, the notes will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.

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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are unsecured obligations of Morgan Stanley Finance LLC and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying prospectus supplement for Currency-Linked Notes and prospectus, as supplemented or modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of an equally-weighted basket of five currencies relative to the U.S. dollar. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 17, 2023	March 22, 2023 (3 business days after the pricing date)	September 20, 2024, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Refinitiv Page
	Eurozone euro (“EUR”)	20%		USDEURFIXM=WM
	Japanese yen (“JPY”)	20%		USDJPYFIXM=WM
	British pound (“GBP”)	20%		USDGBPFIXM=WM
	Canadian dollar (“CAD”)	20%		USDCADFIXM=WM
	Australian dollar (“AUD”)	20%		USDAUDFIXM=WM
Payment at maturity:

The payment at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any

In no event will the payment at maturity be less than the stated principal amount.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the overall basket performance may be less than zero.

Please see “Hypothetical Payouts on the Notes at Maturity” beginning on page 13 for examples of how to calculate the basket performance.

Participation rate:	110%
Maximum payment at maturity:	None
Risk factors:	Please see “Risk Factors” beginning on page 17.
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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

Currency performance:

With respect to JPY and CAD:

1 – (final exchange rate / initial exchange rate)

With respect to EUR, GBP and AUD:

1 – (initial exchange rate / final exchange rate)

These formulas effectively limit the contribution of each basket currency to 100%, but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “Hypothetical Payouts on the Notes at Maturity—Example 2.”

Currency performance value:	Currency performance × weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the applicable Refinitiv page on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the applicable Refinitiv page on the valuation date.
Exchange rate:

With respect to JPY and CAD, the exchange rate on any relevant day is expressed as a number of units of the applicable basket currency per one U.S. dollar as reported by Refinitiv Ltd. (“Refinitiv”) on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

With respect to EUR, GBP and AUD, the exchange rate on any relevant day is expressed as a number of U.S. dollars per one unit of the applicable basket currency as reported by Refinitiv on the page set forth in the table below (or any successor page) at approximately 10:00 a.m., New York City time, on that day.

Notwithstanding the foregoing, if (i) no such rate is displayed for such day for a basket currency or (ii) the calculation agent determines in good faith that the rate so displayed is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for such basket currency determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for such basket currency, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided that if (i) the difference between the highest and lowest exchanges rates determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such basket currency shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent. Quotations of MS & Co. or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

Basket Currency	Refinitiv Page
Eurozone euro (“EUR”)	USDEURFIXM=WM
Japanese yen (“JPY”)	USDJPYFIXM=WM
British pound (“GBP”)	USDGBPFIXM=WM
Canadian dollar (“CAD”)	USDCADFIXM=WM
Australian dollar (“AUD”)	USDAUDFIXM=WM
Valuation date:	September 17, 2024, subject to adjustment for non-currency business days.

General Information
No listing:	The notes will not be listed on any securities exchange.
CUSIP:	61774FBL5
ISIN:	US61774FBL58
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose

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Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the notes reference currencies that are not treated for U.S. federal income tax purposes as Underlying Securities, payment on the notes to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”) and its successors
Payment currency:	U.S. dollars
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures, forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that they may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Such purchase activity could potentially increase the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, therefore, could increase the value relative to the U.S. dollar that such basket currencies must be at or above on the valuation date so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked Notes.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $20 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the PLUS such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA

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member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked Notes.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Currency-Linked Notes dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

This is a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above and on the front page of this document.

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How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes for a range of hypothetical basket performances based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	110%

Notes Payoff Diagram

How it works

¡	If the basket performance is positive, investors will receive at maturity the $1,000 stated principal amount plus 110% participation in the positive basket performance.

¡	If the basket performance is zero or negative, investors will receive at maturity the $1,000 stated principal amount.

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Hypothetical Payouts on the Notes at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below. The examples are provided for illustrative purposes only. Actual results will vary. The numbers appearing in the examples below have been rounded for ease of analysis.

The exchange rate for each of JPY and CAD is expressed as the number of units of that currency per U.S. dollar. For each of JPY and CAD, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar; conversely, an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. On the other hand, the exchange rate for each of EUR, GBP and AUD is expressed as the number of U.S. dollars per unit of that currency. For each of EUR, GBP and AUD, an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar; conversely, a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1: The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
EUR	20%	1.0500	1.1667	10.00%
JPY	20%	135.00	114.75	15.00%
GBP	20%	1.1944	1.2573	5.00%
CAD	20%	1.3500	1.2825	5.00%
AUD	20%	0.7000	0.6667	-5.00%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Initial EUR exchange rate / Final EUR exchange rate)] × 20%, plus

[1 – (Final JPY exchange rate / Initial JPY exchange rate)] × 20%, plus

[1 – (Initial GBP exchange rate / Final GBP exchange rate)] × 20%, plus

[1 – (Final CAD exchange rate / Initial CAD exchange rate)] × 20%, plus

[1 – (Initial AUD exchange rate / Final AUD exchange rate)] × 20%

So, using the hypothetical exchange rates above:

[1 – (1.0500 / 1.1667)] × 20% = 2.00%, plus
[1 – (114.75 / 135.00)] × 20% = 3.00%, plus
[1 – (1.1944 / 1.2573)] × 20% = 1.00%, plus
[1 – (1.2825 / 1.3500)] × 20% = 1.00%, plus
[1 – (0.7000 / 0.6667)] × 20% = -1.00%

Basket performance	=	6.00%
Payment at maturity	=	$1,000 + supplemental redemption amount
	=	$1,000 + ($1,000 × basket performance × participation rate)
	=	$1,000 + ($1,000 × 6.00% × 110%)
	=	$1,066
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Because the basket performance is positive, investors will receive a supplemental redemption amount. The payment at maturity per note will be $1,066, or the stated principal amount of $1,000 plus the supplemental redemption amount of $66.

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Example 2: The basket performance is zero or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
EUR	20%	1.0500	1.1053	5.00%
JPY	20%	135.00	128.25	5.00%
GBP	20%	1.1944	1.3271	10.00%
CAD	20%	1.3500	1.2825	5.00%
AUD	20%	0.7000	0.5385	-30.00%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.0500 / 1.1053)] × 20% = 1.00%, plus
[1 – (128.25 / 135.00)] × 20% = 1.00%, plus
[1 – (1.1944 / 1.3271)] × 20% = 2.00%, plus
[1 – (1.2825 / 1.3500)] × 20% = 1.00%, plus
[1 – (0.7000 / 0.5385)] × 20% = -6.00%

Basket performance	=	–1.00%
Payment at maturity	=	$1,000

Because the basket performance is less than (or equal to) 0%, the payment at maturity per note will only equal the $1,000 stated principal amount.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes, as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In this example, even though four of the five basket currencies have each appreciated relative to the U.S. dollar, the basket performance is negative because the serious devaluation of the fifth basket currency more than offsets the appreciation of the other four basket currencies, and investors would receive only the stated principal amount at maturity.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    supplemental redemption amount:

Currency performance value equals:

With respect to JPY and CAD: [1 – (final exchange rate / initial exchange rate)] × weighting

With respect to EUR, GBP and AUD: [1 – (initial exchange rate / final exchange rate)] × weighting

If the basket performance is zero or negative:

$1,000

All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

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Risk Factors

This section describes the material risks relating to the notes. For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked Notes and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Notes

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the basket. See “How the Notes Work” above.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise. Each of the exchange rates may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the notes is not linked to the value of the basket at any time other than the valuation date. The basket performance will be based on the currency performance values on the valuation date, subject to postponement for non-currency business days. Even if the basket performance appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such

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drop. Although the actual basket performance on the stated maturity date or at other times during the term of the notes may be higher than the basket performance on the valuation date, the payment at maturity will be based solely on the basket performance on the valuation date.

▪	Investing in the notes is not equivalent to investing directly in the basket currencies. You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies. The basket performance is based on the currency performance for each basket currency, which is in turn based on the formulas set forth above. The currency performances are dependent solely on such stated formulas and not on any other formula that could be used for calculating currency performances.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, Morgan Stanley Capital Services LLC (“MSCS”) will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance and will calculate the amount you will receive at maturity. Moreover, certain determinations made by MSCS, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the calculation of any exchange rate

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in the event of a discontinuance of reporting of any basket currency’s exchange rate. These potentially subjective determinations may affect the payout to you at maturity. “Description of Notes—General Terms of the Notes—exchange rate,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and related definitions in the accompanying prospectus supplement for Currency-Linked Notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, therefore, could increase the value relative to the U.S. dollar that such basket currencies must be at or above on the valuation date so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the exchange rates of the basket currencies on the valuation date, and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to the Basket Currencies

▪	The notes are subject to currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes. The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries. The exchange rate for a basket currency may also be affected by global, national or regional events that impact countries with which the country of such basket currency has important economic or political relationships, including wars, hostilities, political and civil upheavals and social unrest.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between countries; and

o	the extent of governmental surpluses or deficits in the relevant foreign country and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

The payment on the notes or otherwise could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad.

We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or more of the basket currencies during the term of the notes. If one or more of the basket currencies experiences devaluation, the value of the notes will likely be adversely affected.

Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other. Exchange rate movements in the basket currencies may not correlate with each other. At a

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time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formulas used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100%, while there is no comparable limit on the negative performance of a basket currency. Consequently, even if four of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fifth basket currency, so that the investor could receive only the stated principal amount at maturity. For an explanation of this possibility and how the currency performance is calculated, see “How Do the Currency Performance Formulas Work?” on page 5 and “Hypothetical Payouts on the Notes at Maturity—Example 2” on page 16.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket in these preliminary terms under “Historical Information” on page 22 below and “Basket Overview” on page 4 above. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes. Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations or allow a previously fixed or range-limited exchange rate to float freely or in a broader band. The value of and amount payable on the notes could also be affected by fluctuations in response to other market forces and by the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency. Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

In addition, if any of the basket currencies is lawfully eliminated, converted, redenominated or exchanged by the relevant sovereign government during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the amount payable to you at maturity, if any.

▪	Any underlying currency may be replaced by another currency following a succession event. If an underlying currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or the relevant sovereign government of an underlying currency divides into two or more countries or economic regions, each with a different lawful currency immediately after that event (each such event, a “succession event”), such underlying currency will be replaced with another currency (a “successor currency”). In the event of a succession event, you will become subject to the performance of the successor

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currency instead of the underlying currency it replaces. In addition, if any underlying currency is replaced with a successor currency that is the same as another underlying currency, your exposure to such underlying currency may be effectively increased. The occurrence of a succession event and the consequent adjustments may materially and adversely affect the value of the notes.

▪	Even though currencies trade around the clock, the notes will not. The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

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Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2018 through February 24, 2023. The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2018 through February 24, 2023. We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance. No assurance can be given as to the basket performance as of the valuation date.

The exchange rate for each of JPY and CAD is expressed as the number of units of that currency per U.S. dollar. For each of JPY and CAD, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar; conversely, an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. On the other hand, the exchange rate for each of EUR, GBP and AUD is expressed as the number of U.S. dollars per unit of that currency. For each of EUR, GBP and AUD, an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar; conversely, a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

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Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

EUR (# USD / EUR)	High	Low	Period End
2018
First Quarter	1.2510	1.1937	1.2324
Second Quarter	1.2380	1.1540	1.1684
Third Quarter	1.1777	1.1344	1.1604
Fourth Quarter	1.1593	1.1218	1.1467
2019
First Quarter	1.1543	1.1193	1.1218
Second Quarter	1.1399	1.1129	1.1373
Third Quarter	1.1286	1.0899	1.0899
Fourth Quarter	1.1213	1.0933	1.1213
2020
First Quarter	1.1450	1.0688	1.1031
Second Quarter	1.1374	1.0777	1.1234
Third Quarter	1.1936	1.1239	1.1721
Fourth Quarter	1.2298	1.1641	1.2216
2021
First Quarter	1.2327	1.1717	1.1730
Second Quarter	1.2250	1.1759	1.1858
Third Quarter	1.1887	1.1580	1.1580
Fourth Quarter	1.1681	0.9594	1.1370
2022
First Quarter	1.1455	1.0854	1.1067
Second Quarter	1.1043	1.0380	1.0484
Third Quarter	1.0422	0.9594	0.9802
Fourth Quarter	1.0705	0.9702	1.0705
2023
First Quarter (through February 24, 2023)	1.0990	1.0522	1.0548

Eurozone euro January 1, 2018 through February 24, 2023 (expressed as units of USD per EUR)

March 2023	Page 23

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

JPY (# JPY / USD)	High	Low	Period End
2018
First Quarter	113.0900	104.7400	106.2800
Second Quarter	111.0500	105.8900	110.7600
Third Quarter	113.7000	110.0700	113.7000
Fourth Quarter	114.5300	109.6900	109.6900
2019
First Quarter	111.8900	107.6800	110.8600
Second Quarter	112.1900	107.2000	107.8500
Third Quarter	108.8500	105.3000	108.0800
Fourth Quarter	109.6300	106.9200	108.6100
2020
First Quarter	112.1000	102.3600	107.5400
Second Quarter	109.5900	106.1200	107.9300
Third Quarter	107.5200	104.5700	105.4800
Fourth Quarter	106.0300	103.1100	103.2500
2021
First Quarter	110.7200	102.7200	110.7200
Second Quarter	111.1100	107.8800	111.1100
Third Quarter	111.9600	109.0400	111.2900
Fourth Quarter	115.4300	113.6800	115.0800
2022
First Quarter	123.8600	113.6800	121.7000
Second Quarter	136.5900	122.5200	135.7200
Third Quarter	144.8000	131.6100	144.7400
Fourth Quarter	150.1500	131.1200	131.1200
2023
First Quarter (through February 24, 2023)	136.4800	127.8700	136.4800

Japanese yen January 1, 2018 through February 24, 2023 (expressed as units of JPY per USD)

March 2023	Page 24

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

GBP (# USD / GBP)	High	Low	Period End
2018
First Quarter	1.4264	1.3507	1.4015
Second Quarter	1.4339	1.3078	1.3207
Third Quarter	1.3283	1.2697	1.3031
Fourth Quarter	1.3230	1.2487	1.2754
2019
First Quarter	1.3338	1.2607	1.3035
Second Quarter	1.3173	1.2534	1.2696
Third Quarter	1.2641	1.2033	1.2289
Fourth Quarter	1.3332	1.2206	1.3257
2020
First Quarter	1.3254	1.1485	1.2420
Second Quarter	1.2747	1.2116	1.2401
Third Quarter	1.3384	1.2468	1.2920
Fourth Quarter	1.3670	1.2881	1.3670
2021
First Quarter	1.4141	1.3518	1.3783
Second Quarter	1.4212	1.3707	1.3831
Third Quarter	1.3959	1.3427	1.3474
Fourth Quarter	1.3824	1.0689	1.3532
2022
First Quarter	1.3706	1.3002	1.3138
Second Quarter	1.3117	1.1997	1.2178
Third Quarter	1.2250	1.0689	1.1170
Fourth Quarter	1.2426	1.0968	1.2083
2023
First Quarter (through February 24, 2023)	1.2408	1.1908	1.1944

British pound January 1, 2018 through February 24, 2023 (expressed as units of USD per GBP)

March 2023	Page 25

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

CAD (# CAD / USD)	High	Low	Period End
2018
First Quarter	1.3096	1.2268	1.2900
Second Quarter	1.3342	1.2551	1.3133
Third Quarter	1.3273	1.2903	1.2908
Fourth Quarter	1.3638	1.2814	1.3637
2019
First Quarter	1.3631	1.3102	1.3349
Second Quarter	1.3519	1.3095	1.3095
Third Quarter	1.3337	1.3027	1.3241
Fourth Quarter	1.3337	1.2990	1.2990
2020
First Quarter	1.4511	1.2965	1.4062
Second Quarter	1.4211	1.3382	1.3576
Third Quarter	1.3615	1.3045	1.3319
Fourth Quarter	1.3325	1.2701	1.2725
2021
First Quarter	1.2851	1.2405	1.2562
Second Quarter	1.2609	1.2035	1.2398
Third Quarter	1.2828	1.2322	1.2680
Fourth Quarter	1.2940	1.2477	1.2637
2022
First Quarter	1.2885	1.2477	1.2505
Second Quarter	1.3046	1.2485	1.2873
Third Quarter	1.3829	1.2764	1.3829
Fourth Quarter	1.3885	1.3275	1.3554
2023
First Quarter (through February 24, 2023)	1.3671	1.3291	1.3611

Canadian dollar January 1, 2018 through February 24, 2023 (expressed as units of CAD per USD)

March 2023	Page 26

Morgan Stanley Finance LLC

Currency-Linked Notes due September 20, 2024
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar

AUD (# USD / AUD)	High	Low	Period End
2018
First Quarter	0.8110	0.7662	0.7679
Second Quarter	0.7784	0.7340	0.7405
Third Quarter	0.7467	0.7107	0.7224
Fourth Quarter	0.7358	0.7033	0.7049
2019
First Quarter	0.7273	0.6985	0.7096
Second Quarter	0.7179	0.6853	0.7020
Third Quarter	0.7075	0.6716	0.6750
Fourth Quarter	0.7021	0.6704	0.7021
2020
First Quarter	0.7017	0.5743	0.6131
Second Quarter	0.7021	0.5997	0.6903
Third Quarter	0.7376	0.6915	0.7162
Fourth Quarter	0.7694	0.7028	0.7694
2021
First Quarter	0.7968	0.7580	0.7598
Second Quarter	0.7844	0.7479	0.7498
Third Quarter	0.7530	0.7132	0.7227
Fourth Quarter	0.7544	0.6199	0.7263
2022
First Quarter	0.7515	0.6988	0.7482
Second Quarter	0.7579	0.6856	0.6903
Third Quarter	0.7121	0.6400	0.6400
Fourth Quarter	0.6864	0.6199	0.6813
2023
First Quarter (through February 24, 2023)	0.7137	0.6726	0.6726

Australian dollar January 1, 2018 through February 24, 2023 (expressed as units of USD per AUD)

March 2023	Page 27